BLACKOUT NOTICE

Important Notice Concerning 401(k) Plan Blackout Period
and Restrictions on Your Ability to Trade Shares of Capital City Bank Group, Inc. Stock

November 19, 2012

To All Executive Officers and Directors:

This notice is to inform you of significant restrictions on your ability to trade any equity securities of Capital City Bank Group, Inc. (the “Company”) during an upcoming “blackout period” that will apply to the Company’s directors and executive officers. This special “blackout period” is imposed on executive officers and directors of the Company by the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission regulation BTR (Blackout Trading Restriction) and is in addition to the Company’s blackout periods related to earnings releases.

Sarbanes-Oxley Blackout

The Company is making changes in the investment alternatives and record-keepers and other service providers for the Capital City Bank Group 401(k) Plan (the “Plan”). In connection with these changes, transactions under the Plan will be suspended from December 15, 2012 until the week of January 21, 2013 (the “Blackout Period”). These limitations will impact the ability of Plan participants to make exchanges in and new contributions to the Plan and will impact the ability of Plan participants to trade in the Company’s common stock through the Plan. You may obtain, without charge, information as to whether the Blackout Period has begun or ended by contacting Lindamarie Nwokeji at the telephone number or email below.

As a result, under Section 306(a) of the Sarbanes-Oxley Act of 2002, directors and executive officers are prohibited by federal law from directly or indirectly purchasing, selling, or otherwise acquiring or transferring any equity securities of the Company during the Blackout Period. During the Blackout Period, you must not directly or indirectly purchase, sell, or otherwise acquire or transfer any equity security of the Company.

As a reminder, the blackout policy and preclearance procedures also apply to transactions by your spouse and members of your immediate family sharing your household (as well as to transactions by certain of your affiliated trusts and other entities).

Should you have any questions, please do not hesitate to contact Lindamarie Nwokeji, Vice President of Human Resources, by telephone at (850) 402-8388, by email at nwokeji.linda@ccbg.com, or by mail at Capital City Bank Group, Inc., 1401 Oven Park Drive, Suite 201, Tallahassee, Florida 32308.